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                                                                  Exhibit 99.1


                                 [DELIA'S LOGO]

                                          CONTACT:    Evan Guillemin
                                                      Chief Financial Officer
                                                      (212) 590-6202


FOR IMMEDIATE RELEASE

                    DELIA*S CORP. ANNOUNCES LICENSING VENTURE
                 COMPANY RECEIVES $16.5 MILLION ROYALTY ADVANCE
                        GROUP 3 ENGAGED AS BRAND MANAGER
                     FOCUS ON MID- AND UPPER-TIER RETAILERS

      NEW YORK - February 24, 2003 -- dELiA*s Corp. (Nasdaq:DLIA), a leading multichannel retailer to teenage girls and young women, today announced that it entered into an agreement with JLP Daisy LLC, a Schottenstein Stores Corporation affiliate, to license the dELiA*s brand on an exclusive basis for wholesale distribution in certain categories of products, including apparel, home furnishings, cosmetics and accessories. Group 3 Design Corp., a leading brand management firm, has been retained to manage these dELiA*s-branded licensing activities. JLP Daisy has advanced dELiA*s $16.5 million in cash against future royalties generated from the licensing venture. Once JLP Daisy LLC recoups its advance plus a preferred return, dELiA*s will receive a majority of the royalty stream after brand management fees.

      Stephen Kahn, dELiA*s' Chief Executive Officer, stated, "We are excited about the opportunity to open new distribution channels to expand the dELiA*s customer base and the reach of the dELiA*s brand. Group 3's efforts will be focused on distributing an array of dELiA*s product in predominantly mid- and upper-tier department stores. We believe these activities will complement dELiA*s direct (web and catalog) and specialty-store businesses. The deal also solidifies dELiA*s balance sheet while creating an opportunity to participate in a meaningful, future royalty stream. The advance proceeds from this transaction leave us well positioned to continue to run our core dELiA*s direct and retail franchises."

                                     -more-

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Mary Gleason, CEO of Group 3, commented: "dELiA*s is one of the most prominent and relevant brands with young women today. I'm excited by the incredible enthusiasm we have already received from both the vendor and retail communities. dELiA*s has the potential to become a powerhouse licensing franchise and given the timing of this transaction, we would expect to begin distributing dELiA*s products as early as this Fall."

      dELiA*s was advised on this transaction by Peter J. Solomon Company.

ABOUT DELIA*S CORP.

dELiA*s Corp. is a multichannel retailer that markets apparel, accessories and home furnishings to teenage girls and young women. The company reaches its customers through the dELiA*s catalog, www.dELiAs.cOm and 68 dELiA*s retail stores.

Forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future results or events. The terms "believe," "expect," "intend," "anticipate" and "plan" as well as similar expressions are intended to identify some of the forward-looking statements contained in this press release. Forward-looking statements involve a number of risks, uncertainties and other factors beyond dELiA*s control, which may cause material differences in actual results, performance or other expectations. These risks include, but are not limited to, the following: continuing costs related to our restructuring initiatives in excess of our reserves for such initiatives; our ability to reduce expenses successfully; reduced service levels or product quality as a result of cost-cutting initiatives; increases in the cost of materials, printing, paper, postage, shipping and labor; our ability to leverage investments made in infrastructure through growth; our ability to obtain acceptable store sites and lease terms; our ability to open new stores in a timely fashion; adverse weather conditions; increased levels of competition; our ability to retain key personnel; downturns in general economic conditions; changes in fashion trends; decreased levels of service from third party vendors and service providers; and other factors detailed elsewhere in this press release and our most recent annual report on Form 10-K.

ABOUT GROUP 3 DESIGN CORP.

Headquartered in New York City, Group 3 Design is a full-service brand management company that specializes in apparel, footwear, and accessories. Group 3 provides fully integrated global brand management services such as licensing, product development, sales management, and brand marketing.



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